Exhibit 99.1

DRAFT, NOT FOR IMMEDIATE RELEASE

SPARTAN MOTORS REPORTS THIRD QUARTER 2015 RESULTS

CHARLOTTE, Mich., November 5, 2015 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported operating results for the third quarter of 2015. The Company posted a net loss of $5.8 million, or ($0.17) per share, on revenue of $136.6 million versus net income of $3.2 million, or $0.09 per share, on revenue of $144.2 million in the third quarter of 2014. Results for the third quarter of 2015 include non-cash, pre-tax asset impairment charges of $2.2 million and a non-cash valuation allowance on deferred tax assets of $3.2 million, plus restructuring expenses of $0.5 million in the Emergency Response (ER) segment, compared to $0.3 million in the third quarter of 2014.

Third Quarter 2015 Overview

For the third quarter of 2015 compared to the third quarter of 2014:

●	Net sales of $136.6 million, down 5.3% from $144.2 million
●	Gross margin of 9.4% of sales versus 12.5%*
●	Operating loss of $0.5 million versus operating income of $4.3 million
●	Adjusted operating income of $2.2 million excluding asset impairment and restructuring charges versus $4.5 million
●	Quarterly tax provision of $5.2 million includes $3.2 million valuation allowance of deferred tax assets
●	Net loss of $5.8 million, or ($0.17) per share, versus net income of $3.2 million, or $0.09 per share
●	Adjusted net loss of $0.1 million, or ($0.00) per share, compared to adjusted net income of $3.4 million, or $0.10 per share
●	Order backlog increased to $275.3 million at September 30, 2015, from $233.4 million at September 30, 2014

(*Cost of goods sold for both periods includes certain engineering expenses that were previously classified as operating expenses. There was no impact on operating income or net income for either period.)

Daryl Adams, Spartan’s Chief Executive Officer, stated, “Spartan continues to focus on our operational goals of implementing efficient manufacturing practices and improving quality in order to deliver consistent, positive financial performance. Delivery & Service Vehicle (DSV) and Specialty Chassis & Vehicle (SCV) both reported revenue growth, with DSV more than doubling operating income compared to last year, while the Emergency Response (ER) business continues to be challenging.

“A year ago, the company announced a multi-year strategic restructuring plan for the ER segment. These efforts resulted in operational improvement during the first half of 2015, but we experienced production setbacks during the third quarter. As a result, we have changed leadership and named John Slawson as President of Spartan Emergency Response. His extensive ER industry expertise is an important asset as we pursue our top priority of turning around the performance of the ER business,” said Adams.

THIRD QUARTER 2015 SEGMENT RESULTS:

Delivery & Service Vehicles (DSV)

(In thousands)
	Third Quarter
	2015	2014	% Change
Delivery and Service Vehicles
Revenue
Vehicles	$45,526	$44,739	1.8%
Aftermarket & Service	8,711	7,730	12.7%
Total revenue	$54,237	$52,469	3.4%
Operating income (loss)	$4,064	$1,845	120.3%

●

Total revenue increased to $54.2 million from $52.5 million in the third quarter of 2014, driven primarily by higher aftermarket parts and vehicle up-fit center sales. Favorable vehicle mix yielded a modest increase in revenue, despite lower unit shipments compared to the third quarter of 2014.

●

Operating profit was $4.1 million in the third quarter of 2015, more than doubling from $1.8 million a year ago. A favorable product mix and higher aftermarket parts sales, plus better material utilization and reductions in operating expenses, drove higher operating income compared to the third quarter of 2014.

●	The DSV segment’s backlog at the end of the third quarter of 2015 stood at $107.7 million, compared to $54.8 million at September 30, 2014.

Emergency Response (ER)

(In thousands)
	Third Quarter
	2015	2014	% Change
Emergency Response

Revenue	$42,030	$60,656	-30.7%
Operating income (loss)	$(5,991)	$1,658	NMF

●

ER segment revenue decreased to $42.0 million from $60.7 million as a result of a substantial decline in units shipped as compared to the third quarter of 2014. Revenue in the third quarter of 2014 included approximately $14 million from the shipment of 46 units of a 70-unit order to Peru.

●

The ER segment posted an operating loss of $6.0 million in the third quarter, compared to operating income of $1.7 million in the prior year. Unfavorable product mix and lower unit shipments accounted for $4.6 million of the decrease in operating profit compared to the third quarter of 2014. Other factors contributing to an operating loss in the third quarter were non-cash asset impairment charges of $2.2 million, restructuring expenses of $0.5 million and $1.4 million in one-time service campaign and warranty reserve accruals.

●	Backlog decreased to $145.1 million at September 30, 2015, compared to $156.0 million at September 30, 2014.

Specialty Chassis & Vehicles (SCV)

(In thousands)
	Third Quarter
	2015	2014	% Change
Specialty Chassis & Vehicles
Revenue
Motorhome chassis	$32,367	$23,370	38.5%
Parts and Assemblies	5,550	5,208	6.6%
Other Specialty Vehicle	2,388	2,536	-5.8%
Total revenue	$40,305	$31,114	29.5%
Operating income (loss)	$2,776	$2,930	-5.3%

●

The SCV segment reported revenue for the third quarter of $40.3 million, an increase of 29.5 percent from $31.1 million in the third quarter of 2014. Motorhome chassis sales increased to $32.4 million from $23.4 million, due to higher unit shipments year-over-year. Aftermarket Parts & Assemblies (APA) sales rose to $5.6 million from $5.2 million, while Other Specialty Vehicle revenue declined to $2.4 million from $2.5 million due to lower contract manufacturing activity compared to the third quarter of 2014.

●

Operating income decreased 5.3 percent to $2.8 million from $2.9 million a year ago due to $0.7 million in additional warranty accruals for a steering gear bracket recall and a less favorable chassis mix, largely offset by higher sales volume.

●	Backlog at September 30, 2015, totaled $22.5 million versus $22.6 million at September 30, 2014.

Financial Summary and Outlook

Rick Sohm, Spartan’s Chief Financial Officer, commented, “DSV’s operating income more than doubled from last year’s third quarter, and SCV’s third quarter operating income was flat with 2014, despite a $0.7 million warranty accrual recorded in the third quarter of 2015. Still, consolidated operating results for the third quarter of 2015 were disappointing, with the Company reporting an operating loss of $0.5 million. Third quarter 2015 results included non-cash asset impairment charges of $2.2 million, restructuring charges of $0.5 million and $2.1 million in one-time warranty accruals. Excluding the asset impairment and restructuring charges, the Company’s adjusted operating income was $2.2 million. We also recorded a non-cash valuation allowance on our deferred tax assets of $3.2 million that is included in our income tax provision of $5.2 million for the quarter and is a major factor in our net loss of $5.8 million.”

Sohm continued, “We expect both DSV and SCV to be profitable in the fourth quarter but project operational challenges in ER to result in a consolidated operating loss for the fourth quarter of 2015, as well as the full year. Our balance sheet at September 30 remained strong, with cash of $20.9 million. We expect cash to be above this level at the end of 2015 as we work to reduce accounts receivable and inventory balances during the fourth quarter.”

Daryl Adams concluded, “Our priority is on turning around operations in the ER business. With new leadership, we will work to return the ER business to planned operating performance levels by the end of the year while we support the profitable growth of our other two business units, positioning the company for improved performance in 2016.”

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted operating income, adjusted net income (loss) attributable to Spartan Motors and adjusted earnings (loss) per share measures, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, non-cash asset impairment charges and a non-cash deferred tax asset valuation allowance. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to operating income, net income (loss) attributable to Spartan Motors or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles operating income (loss) to adjusted operating income, net income (loss) attributable to Spartan Motors to adjusted net income (loss) attributable to Spartan Motors and earnings (loss) per share to adjusted earnings (loss) per share for the periods indicated.

Financial Summary (Non-GAAP)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2015	% of sales	2014	% of sales
Operating income (loss)/Operating margin	$(458)	-0.3%	$4,255	2.9%
Add back: restructuring charges	462	0.3%	275	0.2%
Add back: asset impairment	2,234	1.6%	-	0.0%
Adjusted operating income (loss)/Adjusted operating margin	$2,238	1.6%	$4,530	3.1%

Net income (loss) attributable to Spartan Motors	$(5,818)	-4.3%	$3,199	2.2%
Add back: restructuring charges, net of tax	306	0.2%	221	0.2%
Add back: asset impairment, net of tax	2,216	1.6%	-	0.0%
Add back: deferred tax asset valuation allowance	3,151	2.3%	-	0.0%
Adjusted net income (loss) attributable to Spartan Motors	$(145)	-0.1%	$3,420	2.4%

Net earnings (loss) per share - basic and diluted	$(0.17)	0.0%	$0.09	0.0%
Add back: restructuring charges, net of tax	0.01	0.0%	0.01	0.0%
Add back: asset impairment, net of tax	0.07	0.0%	-	0.0%
Add back: deferred tax asset valuation allowance	0.09	0.0%	-	0.0%
Adjusted net earnings (loss) per share - diluted	$(0.00)	0.0%	$0.10	0.0%

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” To view the investor presentation that accompanies this press release, please visit the “Shareholders” section, then “Investor Presentations”. For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,600 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $507 million in 2014 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$20,887	$28,570
Accounts receivable, less allowance of $130 and $144	68,521	48,362
Inventories	78,533	71,163
Deferred income tax assets	4,658	7,799
Income taxes receivable	-	1,696
Other current assets	2,901	3,661
Total current assets	175,500	161,251

Property, plant and equipment, net	47,799	50,417
Goodwill	15,961	15,961
Intangible assets, net	7,315	8,958
Other assets	1,910	2,226
TOTAL ASSETS	$248,485	$238,813

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$38,923	$22,762
Accrued warranty	11,239	9,237
Accrued customer rebates	3,533	2,166
Accrued compensation and related taxes	9,183	8,226
Deposits from customers	11,045	11,524
Other current liabilities and accrued expenses	5,363	6,646
Current portion of long-term debt	62	59
Total current liabilities	79,348	60,620

Other non-current liabilities	1,984	2,365
Long-term debt, less current portion	5,155	5,202
Deferred income tax liabilities	2,018	2,008

Shareholders' equity:

Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,275 and 34,094 outstanding	343	341
Additional paid in capital	76,307	75,695
Retained earnings	83,489	92,724
Total Spartan Motors, Inc. shareholders' equity	160,139	168,760
Non-controlling interest	(159)	(142)
Total shareholders' equity	159,980	168,618
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$248,485	$238,813

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015		2014	2015	2014

Sales		$136,572	$144,239	$409,767	$387,993
Cost of products sold		123,755	126,148	367,520	346,217
Restructuring charges		9	-	464	-
Gross profit		12,808	18,091	41,783	41,776

Operating expenses:
Research and development		454	898	3,087	2,762
Selling, general and administrative		12,359	12,663	39,202	37,983
Restructuring charge		453	275	1,965	275
Total operating expenses		13,266	13,836	44,254	41,020

Operating income (loss)		(458)	4,255	(2,471)	756

Other income (expense):
Interest expense		(91)	(80)	(293)	(265)
Interest and other income		(36)	13	121	252

Total other income (expense)		(127)	(67)	(171)	(13)

Income (loss) before taxes		(585)	4,188	(2,643)	743

Taxes		5,234	1,009	4,896	(537)

Net income (loss)		(5,819)	3,179	(7,539)	1,280

Less: net loss attributable to non-controlling interest		(1)	(8)	(17)	(26)

Net income (loss) attributable to Spartan Motors Inc.		$(5,818)	$3,199	$(7,522)	$1,306

Basic net earnings (loss) per share	$	(0.17)	$0.09	$(0.22)	$0.04

Diluted net earnings (loss) per share	$	(0.17)	$0.09	$(0.22)	$0.04

Basic weighted average common shares outstanding		33,885	34,246	33,806	34,303

Diluted weighted average common shares outstanding		33,885	34,249	33,806	34,309

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended September 30, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis & Vehicles	Other	Consolidated
Emergency Response Vehicle Sales	$42,030	$-	$-	$-	$42,030
Utilimaster Vehicle Sales	-	45,526	-	-	45,526
Motorhome Chassis Sales	-	-	32,367	-	32,367
Other Specialty Vehicles	-	-	2,388	-	2,388
Aftermarket Parts and Assemblies	-	8,711	5,550	-	14,261
Total Sales	$42,030	$54,237	$40,305	$-	$136,572

Depreciation and Amortization Expense	$263	$928	$105	$576	$1,872
Operating Income (Loss)	(5,991)	4,064	2,776	(1,307)	(458)
Segment Assets	70,011	83,945	23,820	70,709	248,485

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Emergency Response Vehicles*	$145,104	$148,762	$157,486	$160,743	$155,968

Delivery & Service Vehicles Backlog *	107,671	88,526	87,485	60,630	54,789

Motorhome Chassis *	21,776	23,196	13,980	16,436	20,972
Other Vehicles*	-	-	3,268	3,994	-
Aftermarket Parts and Assemblies	783	2,194	1,830	1,932	1,676
Total Specialty Chassis & Vehicles Backlog	22,559	25,390	19,078	22,362	22,648

Total Backlog	$275,334	$262,678	$264,049	$243,735	$233,405

* Anticipated time to fill backlog orders at September 30, 2015; 13 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 5 months or less for delivery and service vehicles; and 1 month or less for other products.